Rule 424(b)(2)
                              File No. 1 (9019)
                              Registration Statement No. 333-20133


Pricing Supplement No. 3 dated 4/25/1997

(To Prospectus dated March 14, 1997 and
Prospectus Supplement dated March 18, 1997)

STAR BANC CORPORATION
MEDIUM-TERM NOTES - FIXED RATE SENIOR NOTES         CUSIP No. 85508FAC8

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Trade Date:  4/25/97               Interest Rate:  6.96
Principal Amount:  $15,000,000.00  Interest Payment Date(s): June 30 &
                                                             December 30*
Currency:  US Dollar               Regular Record Date(s):   June 15 &
                                                             December 15
Issue Price:  99.95                Maturity Date:  12/30/99
Selling Agent's Commission:        Original Issue Date:  4/30/97
    $7,500.00                      Net Proceeds to Issuer:  $14,992,500.00
*  First coupon payment:  December 30, 1997

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FORM:                          X  Book-Entry
                                  Certificated

REDEMPTION:                   The Notes will be redeemable by the Company at
                              any time prior to Maturity with a Make-Whole
                              Premium, unless one of the below is checked:
                               X  The Notes cannot be redeemed prior to
                                  maturity
                                  The Notes may be redeemed prior to maturity without a Make-Whole Premium
                                      Redemption Commencement Date:
                                      Initial Redemption Percentage:
                                      Annual Redemption Percentage Reduction:

REPAYMENT:                     X  The Notes cannot be repaid prior to maturity
                                  The Notes can be repaid prior to maturity at the option of the holder
                                      Optional Repayment Price:
                                      Optional Repayment Date:

DISCOUNT NOTE:                 X  No
                                  Yes
                                  Total Amount of OID:   Original Yield to
                                                         Maturity:
                                  Initial Accrual Period OID:
                                  Method Used to Determine Yield for Initial
                                  Accrual Period:
                                       Approximate     Exact

OPTION TO RESET INTEREST:      X  No
                                  Yes, at the option of the Company
                                  Optional Reset Date(s)

OPTION TO EXTEND MATURITY:     X  No
                                  Yes, at the option of the Company
                                  Extension Period(s):  Number of Extension
                                                        Periods:
                                  Final Maturity:

INDEXED NOTE:                  X  No      Yes (see additional terms attached)

AMORTIZING NOTE:               X  No      Yes (see additional terms attached)

CAPACITY:                              X  Agent        Principal

IF AS PRINCIPAL:                  The Notes are being offered at varying
                                  prices related to prevailing market prices at the time of resale.

                                  The Notes are being offered at a fixed
                                  initial public offering price of    % of
                                  Principal Amount.  The Notes are being
                                  reoffered to dealers with a reallowance not
                                  to exceed    % of the Commission or Fee.

ADDITIONAL TERMS: Notwithstanding anything to the contrary in the Prospectus or Prospectus Supplement to which this Prospectus Supplement relates, Star Bank, N.A., an affiliate of the Company will serve as the Authenticating Agent and Paying Agent for the Notes.

                               [SMITH BARNEY INC.]